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Exhibit 99.1

FOR IMMEDIATE RELEASE	Media:	Investor Relations:
May 3, 2005	Don Olsen	John Heskett
Salt Lake City, UT	(281) 719-4175	(801) 584-5700

HUNTSMAN RELEASES FIRST QUARTER 2005 RESULTS

SEVENTH CONSECUTIVE QUARTER OF IMPROVED REVENUE AND
ADJUSTED EBITDA PERFORMANCE

Highlights

  •
  Revenues for the first quarter of 2005 were $3,362.9 million, an increase of 27% as compared to same period in 2004.

  •
  Adjusted EBITDA for the first quarter of 2005 was $487.8 million, an increase of 118% as compared to the same period in 2004 and 21% as compared to the fourth quarter of 2004.

  •
  First quarter 2005 net loss available to common stockholders was $99.5 million or $0.45 loss per share. Net income as adjusted to exclude the impact of preferred stock dividends, losses on the early extinguishment of debt and restructuring and plant closing costs was $184.9 million or $0.80 per diluted share as compared to net loss as adjusted of $75.7 million or $0.34 loss per share in the same period in 2004.

  •
  On February 16, 2004, the company and certain selling shareholders completed a $1.8 billion initial public offering of common and preferred stock.

        Huntsman Corporation (NYSE:HUN) today reported first quarter 2005 EBITDA of $241.2 million including $246.6 million of charges related to the early extinguishment of debt, restructuring and other charges resulting in Adjusted EBITDA of $487.8 million. This compares to EBITDA in the first quarter of 2004 of $207.8 million including restructuring and other charges of $15.9 million resulting in Adjusted EBITDA of $223.7 million. EBITDA for the fourth quarter of 2004 was $275.0 million including restructuring and other charges of $126.5 million resulting in Adjusted EBITDA of $401.5 million.

        The Company reported a net loss available to common stockholders of $99.5 million for the first quarter 2005 including preferred dividends of $43.1 million (which represents all of the dividends that were declared and will become payable from the issuance of our 5% mandatory convertible preferred stock until the mandatory conversion date) and after tax charges of $233.0 million for early extinguishment of debt and $8.3 million of restructuring and plant closing costs. Net income as adjusted to exclude these items was $184.9 million. This compares to a net loss available to common stockholders of $106.7 million in the first quarter 2004 including preferred dividends of $21.9 million and after tax charges of $1.9 million related to the early extinguishment of debt and $7.2 million of restructuring and plant closing costs. Net loss as adjusted to exclude these items in the first quarter of 2004 was $75.7 million.

        The proceeds from our initial public offering were used to reduce indebtedness throughout the second half of the first quarter, 2005. As a result our interest expense was higher than what it would have been if the IPO were completed at the beginning of the quarter.

        Peter R. Huntsman, President and CEO, stated, "The first quarter results represent our seventh consecutive quarter of improved revenues and Adjusted EBITDA and were achieved despite continued volatile and high energy and feedstock costs. Our product portfolio remains well balanced, with our differentiated segments contributing more than half our Segment Adjusted EBITDA in the 2005 first quarter. We continue to improve the bottom line, having delivered two-thirds of our $200 million global cost reduction initiative. Our outlook for 2005 remains optimistic as the fundamentals of our business continue to show general improvements. During the quarter, our net IPO proceeds of $1.5 billion were used to reduce our debt levels. Since the IPO we have prepaid our term loans by $75 million and we remain committed to using surplus cash flow to reduce our debt further."

Huntsman Corporation
Operating Results
For the three months ended March 31,

In Millions	2005	2004(1)
Revenues	$3,362.9	$2,638.8
Cost of goods sold	2,772.3	2,359.9

Gross profit	590.6	278.9
Operating expenses	230.7	185.3
Restructuring and plant closing costs	10.4	8.7

Operating income	349.5	84.9
Interest expense, net	(139.6)	(160.0)
Loss on sale of accounts receivable	(3.2)	(3.5)
Equity in income of unconsolidated affiliates	2.3	0.7
Other non-operating expense	(233.3)	(1.8)

Loss before income taxes and minority interest	(24.3)	(79.7)
Income tax expense	(32.1)	(4.9)
Minority interests in subsidiaries' loss	—	(0.2)

Net loss	(56.4)	(84.8)
Preferred dividends(2)	(43.1)	(21.9)

Net loss available to common stockholders	$(99.5)	$(106.7)

Net loss	$(56.4)	$(84.8)
Interest expense—net	139.6	160.0
Income tax expense	32.1	4.9
Depreciation and amortization	125.9	127.7

EBITDA(3)	$241.2	$207.8
Loss on sale of accounts receivable	$3.2	$3.5
Legal and contract settlement expense, net	—	1.8
Early extinguishment of debt	233.0	1.9
Restructuring and plant closing costs	10.4	8.7

Adjusted EBITDA(3)	$487.8	$223.7

See end of press release for footnote explanations

        The Company computes Adjusted EBITDA to eliminate the impacts of restructuring and reorganization costs, losses on the sale of accounts receivable, losses from early extinguishment of debt and non-recurring legal and contract settlements expenses in order to provide investors with a more meaningful measure of our operational performance. The Company computes net income (loss) as adjusted to eliminate preferred dividends and the after tax impact of losses on the early extinguishment of debt and restructuring and plant closing costs. See footnote (3) at the end of this press release for more information on EBITDA, Adjusted EBITDA and net income (loss) as adjusted.

Huntsman Corporation
Operating Results
For the three months ended March 31,

In Millions	2005	2004(1)
Net loss available to common stockholders	$(99.5)	$(106.7)
Preferred dividends(2)	43.1	21.9
After tax adjustments:
Early extinguishment of debt	233.0	1.9
Restructuring and plant closing costs	8.3	7.2

Net income as adjusted(3)	$184.9	$(75.7)

Basic and diluted loss per share	$(0.45)	$(0.48)
Diluted earnings per share as adjusted	$0.80	$(0.34)
Common share information(4):
Basic shares outstanding	221.2	221.2
Options	0.0	0.0
Conversion of preferred stock	10.8	10.8

Diluted shares	232.0	232.0

See end of press release for footnote explanations

Huntsman Corporation
Segment Results
For the three months ended March 31,

In Millions	2005	2004(1)
Segment Revenues:
Polyurethanes	$906.9	$639.6
Advanced Materials	311.5	284.7
Performance Products	520.7	454.9
Pigments	263.2	254.9
Polymers	413.6	314.5
Base Chemicals	1,187.0	859.2
Eliminations	(240.0)	(169.0)

Total	$3,362.9	$2,638.8

Segment EBITDA(3):
Polyurethanes	$185.7	$72.7
Advanced Materials	33.0	33.5
Performance Products	66.9	35.4
Pigments	39.3	7.7
Polymers	44.9	18.9
Base Chemicals	161.6	53.3
Corporate and other	(290.2)	(13.7)

Total	$241.2	$207.8

Segment Adjusted EBITDA(3):
Polyurethanes	$187.6	$77.5
Advanced Materials	33.0	35.3
Performance Products	67.9	35.4
Pigments	42.2	11.6
Polymers	46.8	18.9
Base Chemicals	164.3	53.3
Corporate and other	(54.0)	(8.3)

Total	$487.8	$223.7

See end of press release for footnote explanations

Three Months Ended March 31, 2005 as Compared to Three Months Ended March 31, 2004

        Revenues for the three months ended March 31, 2005 increased to $3,362.9 million, or 27%, from $2,638.8 million during the same period in 2004. Revenue increases were experienced in all segments, primarily due to higher average selling prices.

        For the three months ended March 31, 2005, the Company generated EBITDA of $241.2 million, which included $233.0 million of expenses related to the early extinguishment of debt, $10.4 million of restructuring and plant closing costs and $3.2 million of loss on the sale of accounts receivable. This compares to first quarter 2004 EBITDA of $207.8 million, which included $1.9 million of losses from the early extinguishment of debt, $8.7 million of restructuring charges, $3.5 million of loss on the sale of accounts receivable and $1.8 million in legal and contract settlement expense.

        Adjusted EBITDA for the first quarter of 2005 was $487.8 million, a 118% increase relative to the comparable period in 2004. The increase in Adjusted EBITDA resulted from increases in our

Polyurethanes, Performance Products, Pigments, Polymers, and Base Chemicals segments. Fourth quarter 2004 EBITDA and Adjusted EBITDA were $275.0 million and $401.5 million, respectively.

Polyurethanes

        The increase in revenues in the Polyurethanes segment for the three months ended March 31, 2005 as compared to the same period in 2004 was primarily due to higher average selling prices for MDI. MDI average selling prices increased by 45% as a result of the combination of strong growth in higher value applications, continued strong supply/demand fundamentals, the strength of major European currencies versus the U.S. dollar, and higher raw material and energy costs. MDI sales volumes were higher by 1%. In addition, PO and co-product MTBE average selling prices and volumes were also higher.

        The increase in EBITDA in the Polyurethanes segment was the result of higher margins as average selling prices more than offset the increase of raw materials and energy costs. EBITDA also increased as a result of decreased administrative costs. EBITDA was negatively impacted by $1.9 million of restructuring charges recorded in the first quarter of 2005 compared to $4.8 million for the same period in 2004.

Advanced Materials

        The increase in revenues in the Advanced Materials segment for the three months ended March 31, 2005 as compared to the same period in 2004 was primarily the result of a 8% increase in average selling prices, principally due to price increase initiatives in certain markets in response to improved demand and higher raw material costs and to offset the effects of the strength of the major European and Asian currencies versus the U.S. dollar. Sales volumes improved by approximately 1% as our ongoing portfolio re-alignment activities resulted in higher sales volumes in certain of our coatings, constructions and adhesives market group as well as our design and composite engineering market group which were largely offset by lower sales volumes of basic epoxy resins and electronic laminates products.

        EBITDA in the Advanced Materials segment was relatively flat as higher average selling prices were partially offset by higher raw material costs and energy costs. The foreign exchange loss in the three months ended March 31, 2005 was $12.9 million as compared to $2.7 million in foreign exchange gains for the same period in 2004.

Performance Products

        The increase in revenues in the Performance Products segment for the three months ended March 31, 2005 as compared to the same period in 2004 was primarily the result of higher average selling prices for all major product lines partially offset by a 5% decrease in sales volumes. Average selling prices increased by 20% in response to higher raw material and energy costs and improved market conditions. Sales volume decreases were primarily the result of lower sales of certain surfactants products and LAB.

        The increase in EBITDA in the Performance Products segment principally resulted from higher margins as average selling prices increased more than raw material and energy costs. EBITDA was negatively impacted by a $1.0 million restructuring charge for the first quarter 2005.

Pigments

        The increase in revenues in the Pigments segment for the three months ended March 31, 2005 as compared to the same period in 2004 was primarily due to a 12% increase in average selling prices, partially offset by 9% lower sales volumes. Average selling prices benefited from the strengthening of the major European currencies versus the U.S. dollar and price increase initiatives implemented during 2004 and first quarter of 2005. Volumes were lower primarily due to the rationalization of manufacturing capacity and lower demand..

        The increase in EBITDA in the Pigments segment was primarily the result of higher margins resulting from the increase in average selling prices and lower manufacturing costs and SG&A. EBITDA was negatively impacted by $2.9 million of restructuring charges recorded in the first quarter of 2005 as compared to $3.9 million in the comparable 2004 period.

Polymers

        The increase in revenues in the Polymers segment for the three months ended March 31, 2005 as compared to the same period in 2004 was primarily the result of a 41% increase in average selling prices due to tighter market conditions and higher raw materials and energy costs. Sales volumes decreased by 6% primarily resulting from lower production and reduced demand.

        The increase in EBITDA in the Polymers segment was due primarily from higher margins as average selling prices increased more than raw material and energy costs. EBITDA was negatively impacted by a $1.9 million restructuring charge for the first quarter of 2005.

Base Chemicals

        The increase in revenues in the Base Chemicals segment for the three months ended March 31, 2005 as compared to the same period in 2004 was primarily the result of a 41% increase in average selling prices in response to improved market conditions and higher raw material and energy costs. Sales volumes increased 1% in the 2005 period as compared to 2004.

        The increase in EBITDA in the Base Chemicals segment was primarily the result of higher margins as average selling prices increased more than raw material and energy costs. EBITDA was negatively impacted by a restructuring charge for the first quarter of 2005 of $2.7 million.

Corporate and Other

        Corporate and other items include unallocated corporate overhead, loss on the sale of our accounts receivable, unallocated foreign exchange gains and losses, loss on the early extinguishment of debt, other non-operating income and expense, minority interest, and unallocated restructuring and reorganization costs. In the first quarter of 2005, the total of these items increased as compared to the comparable 2004 period primarily due to the charge on early extinguishment of debt of $233.0 million as compared to $1.9 million for the same period in 2004. Also, in the 2005 first quarter period the Company recorded unallocated foreign exchange losses as compared to unallocated foreign exchange gains for the comparable 2004 period.

Huntsman Corporation
Operating Results
For the three months Ended March 31, 2005

In Millions	Huntsman LLC	Huntsman International	Huntsman Advanced Materials	Other/ Eliminations	Huntsman Corporation
Revenues	$1,204.5	$1,961.9	$311.5	$(115.0)	$3,362.9
Cost of goods sold	1,043.1	1,605.5	233.5	(109.8)	2,772.3

Gross profit	161.4	356.4	78.0	(5.2)	590.6
Operating expenses	41.9	130.7	57.0	1.1	230.7
Restructuring and plant closing costs	3.4	7.0	—	—	10.4

Operating income	116.1	218.7	21.0	(6.3)	349.5
Interest expense, net	(40.7)	(63.8)	(10.2)	(24.9)	(139.6)
Loss on sale of accounts receivable	—	(3.2)	—	—	(3.2)
Equity in income of unconsolidated affiliates	34.9	—	—	(32.6)	2.3
Other non-operating expense	(38.5)	(1.3)	—	(193.5)	(233.3)

Income (loss) before income taxes and minority interest	71.8	150.4	10.8	(257.3)	(24.3)
Income tax benefit (expense)	0.8	(23.5)	(13.4)	4.0	(32.1)
Minority interests in subsidiaries' loss (income)	—	(0.1)	(0.2)	0.3	—

Net income (loss)	$72.6	$126.8	$(2.8)	$(253.0)	$(56.4)
Interest expense—net	$40.7	$63.8	$10.2	$24.9	$139.6
Income tax (benefit) expense	(0.8)	23.5	13.4	(4.0)	32.1
Depreciation and amortization	31.0	75.8	12.2	6.9	125.9

EBITDA(3)	$143.5	$289.9	$33.0	$(225.2)	$241.2
Loss on sale of accounts receivable	$—	$3.2	$—	$—	$3.2
Legal and contract settlement expenses, net	—	—	—	—	—
Early extinguishment of debt	38.3	1.3	—	193.4	233.0
Restructuring and plant closing costs	3.4	7.0	—	—	10.4

Adjusted EBITDA(3)	$185.2	$301.4	$33.0	$(31.8)	$487.8

Note: Huntsman LLC includes $32.6 million of equity income attributable to Huntsman International.

See end of press release for additional footnote explanations

Huntsman Corporation
Operating Results
For the three months Ended March 31, 2004(1)

In Millions	Huntsman LLC	Huntsman International	Huntsman Advanced Materials	Other/ Eliminations	Huntsman Corporation
Revenues	$939.7	$1,498.1	$284.7	$(83.7)	$2,638.8
Cost of goods sold	870.7	1,350.0	216.4	(77.2)	2,359.9

Gross profit	69.0	148.1	68.3	(6.5)	278.9
Operating expenses	38.9	100.0	49.3	(2.9)	185.3
Restructuring and plant closing costs	—	8.7	—	—	8.7

Operating income	30.1	39.4	19.0	(3.6)	84.9
Interest expense, net	(46.8)	(69.0)	(10.2)	(34.0)	(160.0)
Loss on sale of accounts receivable	—	(3.5)	—	—	(3.5)
Equity in income (losses) of unconsolidated affiliates	(39.1)	—	—	39.8	0.7
Other non-operating expense	(1.6)	(0.2)	—	0.0	(1.8)

Income (loss) before income taxes and minority interest	(57.4)	(33.3)	8.8	2.2	(79.7)
Income tax benefit (expense)	2.4	(3.6)	(10.0)	6.3	(4.9)
Minority interests in subsidiaries' loss (income)	—	—	(0.4)	0.2	(0.2)

Net (loss) income	$(55.0)	$(36.9)	$(1.6)	$8.7	$(84.8)
Interest expense—net	$46.8	$69.0	$10.2	$34.0	$160.0
Income tax (benefit) expense	(2.4)	3.6	10.0	(6.3)	4.9
Depreciation and amortization	32.6	77.0	14.9	3.2	127.7

EBITDA(3)	$22.0	$112.7	$33.5	$39.6	$207.8
Loss on sale of accounts receivable	$—	$3.5	$—	$—	$3.5
Legal and contract settlement expenses, net	—	—	1.8	—	1.8
Early extinguishment of debt	1.9	—	—	—	1.9
Restructuring and plant closing costs	—	8.7	—	—	$8.7

Adjusted EBITDA(3)	$23.9	$124.9	35.3	$39.6	$223.7

Note: Huntsman LLC includes $39.8 million of equity loss attributable to Huntsman International.

See end of press release for additional footnote explanations

Liquidity, Capital Resources and Outstanding Debt

        As of March 31, 2005, we and our subsidiaries had $1,031 million in combined cash and unused borrowing capacity, as compared to $1,020 million at December 31, 2004.

        For the three months ended March 31, 2005, total capital expenditures were $59.8 million as compared to $55.8 million for the same period in 2004. During 2005 we expect to spend approximately $400 million on capital expenditures, including approximately $80 million on the LDPE facility being constructed at Wilton, UK. Our consolidated polyurethanes Chinese joint venture expects to spend an additional $51 million on capital projects in 2005 of which Huntsman has funded approximately $8 million and the remainder will be funded by our joint venture partners and local borrowings.

        On February 16, 2005, we completed an initial public offering of (i) 55,681,819 shares of our common stock sold by us and 13,579,546 shares of our common stock sold by a selling stockholder, in each case at a price to the public of $23 per share, and (ii) 5,750,000 shares of our 5% mandatory convertible preferred stock sold by us at a price to the public of $50 per share. The net proceeds to the Company from the offering were approximately $1,500 million, substantially all of which were used to repay outstanding indebtedness of certain of our subsidiaries, including HMP Equity Holdings Corporation, Huntsman LLC and Huntsman International Holdings LLC.

        On February 16, 2005, we utilized approximately $42 million of the net proceeds from the offering to redeem, in full, certain indebtedness of Huntsman LLC. On February 28, 2005, we utilized approximately $1,217 million of the net proceeds together with $35 million in available cash to redeem all of the outstanding HMP Equity Holdings Corporation senior secured discount notes due 2008, approximately $452 million of the outstanding Huntsman International Holdings LLC senior discount notes due 2009, and $159 million of the Huntsman LLC senior secured notes due 2010. On March 14, 2005, we used $151.7 million of the net proceeds from the offering to redeem the remaining outstanding Huntsman International Holdings LLC senior discount notes due 2009 and $78 million of the Huntsman LLC senior notes due 2012. On March 17, 2005 we used approximately $27 million of net proceeds from the offering to redeem an additional $24 million of Huntsman LLC senior notes due 2012.

        On March 24, 2005 we made a voluntary prepayment in the amount of $75 million on our Huntsman International LLC senior credit facilities and during the first quarter reduced outstandings under our Huntsman LLC revolving credit facility by approximately $63 million.

        Below is the Company's outstanding debt as of March 31, 2005 and December 31, 2004:

In Millions	As of March 31, 2005	As of December 31, 2004
Debt(5):
Senior Secured Credit Facilities	$2,012	$2,154
Secured Notes	642	800
Unsecured Notes	754	856
Subordinated Notes	1,364	1,402
Discount Notes	—	958
Other Debt	124	130

Total Debt	4,896	6,300

Total Cash	266	252

Net Debt	$4,630	$6,048

(1)
The 2004 financial data presents the data of our predecessor Huntsman Holdings, LLC which became our wholly-owned subsidiary on February 16, 2005 in connection with our initial public offering.

(2)
For the three months ended March 31, 2005, preferred dividends represents all of the dividends that were declared and will become payable from the issuance of our 5% mandatory convertible preferred stock until the mandatory conversion date. For the three months ended March 31, 2004, preferred dividends represents the return on the redeemable preferred member's interest of our predecessor, Huntsman Holdings, LLC. The redeemable preferred member's interest was exchanged for our common stock at the time of our initial public offering.

(3)
EBITDA is defined as net income (loss) before interest, income taxes, and depreciation and amortization. We believe that EBITDA enhances an investor's understanding of our financial performance and our ability to satisfy principal and interest obligations with respect to our indebtedness. However, EBITDA should not be considered in isolation or viewed as a substitute for net income, cash flow from operations or other measures of performance as defined by generally accepted accounting principles in the U.S. ("GAAP"). Moreover, EBITDA as used herein is not necessarily comparable to other similarly titled measures of other companies due to potential inconsistencies in the method of calculation. Our management uses EBITDA to assess financial performance and debt service capabilities. In assessing financial performance, our management reviews EBITDA as a general indicator of economic performance compared to prior periods. Because EBITDA excludes interest, income taxes, depreciation and amortization, EBITDA provides an indicator of general economic performance that is not affected by debt restructurings, fluctuations in interest rates or effective tax rates, or levels of depreciation and amortization. Accordingly, our management believes this type of measurement is useful for comparing general operating performance from period to period and making certain related management decisions. EBITDA is also used by securities analysts, lenders and others in their evaluation of different companies because it excludes certain items that can vary widely across different industries or among companies within the same industry. For example, interest expense can be highly dependent on a company's capital structure, debt levels and credit ratings. Therefore, the impact of interest expense on earnings can vary significantly among companies. In addition, the tax positions of companies can vary because of their differing abilities to take advantage of tax benefits and because of the tax policies of the various jurisdictions in which they operate. As a result, effective tax rates and tax expense can vary considerably among companies. Finally, companies employ productive assets of different ages and utilize different methods of acquiring and depreciating such assets. This can result in considerable variability in the relative costs of productive assts and the depreciation and amortization expense among companies. Our management also believes that our investors use EBITDA as a measure of our ability to service indebtedness as well as to fund capital expenditures and working capital requirements. Nevertheless, our management recognizes that there are material limitations associated with the use of EBITDA in the evaluation of our company as compared to net income, which reflects overall financial performance, including the effects of interest, income taxes, depreciation and amortization. EBITDA excludes interest expense. Because we have borrowed money in order to finance our operations, interest expense is a necessary element of our costs and ability to generate revenue. Therefore, any measure that excludes interest expense has material limitations. EBITDA also excludes taxes. Because the payment of taxes is a necessary element of our operations, any measure that excludes tax expense has material limitations. Finally, EBITDA excludes depreciation and amortization expense. Because we use capital assets, depreciation and amortization expense is a necessary element of our costs and ability to generate revenue. Therefore, any measure that excludes depreciation and amortization expense has material limitations. Our management compensates for the limitations of EBITDA by using it to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. Our management also uses other metrics to evaluate capital structure, tax planning and capital investment decisions. For example, our management uses credit ratings and net debt ratios to evaluate capital structure, effective tax rate by jurisdiction to evaluate tax planning, and payback period and internal rate of return to evaluate capital investments. Our management also uses trade working capital to evaluate its investment in receivables and inventory, net of payables. Adjusted EBITDA is computed by eliminating from EBITDA all restructuring and reorganization costs, losses on the sale of accounts receivable, losses from early extinguishment of debt and legal and contract settlement expense, net and is used to provide a more meaningful measure of operational performance. Net income (loss) as adjusted is computed by eliminating the preferred dividends and after tax impact of restructuring and plant closing costs and losses on the early extinguishment of debt.    We believe that net income (loss) is the performance measure calculated and presented in accordance with GAAP that is most directly comparable to EBITDA, Adjusted EBITDA and net income (loss) as adjusted.

(4)
2004 shares have been restated to reflect the company's initial public offering as if it occurred at the beginning of each period.

(5)
Excludes approximately $273.2 million of off -balance sheet financing obtained under the accounts receivable securitization program.

Conference Call Information

        We will hold a telephone conference to discuss our first quarter 2005 results on May 4, 2005 at 10:00 a.m. EDT.

Call-in number for U.S. participants:	(877) 857 - 2510
Call-in number for international participants:	(706) 634 - 5675

        If you are unable to listen to the conference call it will be replayed beginning May 4, 2005 at 1:00 p.m. EDT and ending May 11, 2005 at 11:59 p.m. EDT.

Call-in numbers for the replay:

Within the U.S.:	(800) 642 - 1687
International:	(706) 645 - 9291

Access code for replay:                        5769647

Statements in this release that are not historical are forward-looking statements. These statements are based on management's current beliefs and expectations. The forward-looking statements in this release are subject to uncertainty and changes in circumstances and involve risks and uncertainties that may affect the company's operations, markets, products, services, prices and other factors as discussed in the Huntsman companies' filings with the Securities and Exchange Commission. Significant risks and uncertainties may relate to, but are not limited to, financial, economic, competitive, environmental, political, legal, regulatory and technological factors. Accordingly, there can be no assurance that the company's expectations will be realized. The company assumes no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by securities and other applicable laws.

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HUNTSMAN RELEASES FIRST QUARTER 2005 RESULTS SEVENTH CONSECUTIVE QUARTER OF IMPROVED REVENUE AND ADJUSTED EBITDA PERFORMANCE